Exhibit 3.1

ARTICLES OF INCORPORATION

OF

VENTURE ONE HOLDINGS, INC.

ARTICLE I

The name of the corporation is VENTURE ONE HOLDINGS, INC.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California (“GCLC”) other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name and address in the State of California of the Corporation’s initial agent for service of process is:

Alex C. Carolino

3035 East 8th Street

National City, CA 91950

ARTICLE IV

The total number of shares which the Corporation shall have the authority to issue is 10,000, all of one class, designated as Common Stock, no par value.

ARTICLE V

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VI

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code.

The provisions of this Article VI are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to 12 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies. The invalidity of any provision of this Article VI will not affect the validity of the remaining provisions of this Article VI.

ARTICLE VII

No shareholder of this Corporation shall, by reason of their holding shares of any class of stock of this Corporation, have preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class by first offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

IN WITNESS WHEREOF, I have executed these Articles of Incorporation as of the 25th day of February, 2005.

Alex C. Carolino Incorporator

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF VENTURE ONE HOLDINGS, INC.

The undersigned certified that:

1.	They are the president and the chief financial officer, respectively of Venture One Holdings, Inc., a California Corporation.

2.	The Articles of Incorporation of the Corporation are amended and restated in their entirety to read as follows:

FIRST: The name of the corporation is:

Gateway Pacific Bancorp

SECOND: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: (a) The corporation is authorized to issue a total of Twenty Million (20,000,000) shares of stock. The corporation is authorized to issue two classes of stock designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), and the number of shares of Common Stock authorized to be issued is Ten Million (10,000,000).

(b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

FOURTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

FIFTH: The corporation is authorized to provide indemnification of its agents (as defined in Section 317(a) of the California Corporations Code) to the fullest extent permissible under California law through bylaw provisions, agreements with its agents, vote of the shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code. The corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code.

SIXTH: Any repeal or modification of the foregoing provisions of Articles Fourth and Fifth by the shareholders of the corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

3.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.	The Corporation has issued no shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at San Diego, California, this 8th day of May 2008

Garry D. Barnes, President and Chief Executive Officer

Kirk S. Colburn, Chief financial Officer, Senior Vice President and Assistant Secretary